Exhibit 10.3

Loan Agreement

Between Epsom Investment Services NV (“Epsom”) and Rival Technologies Inc. (“Rival”)

The parties hereby agree as follows:

1.

Rival has an existing debt owing to Epsom of US$500,000 plus interest, payable ON DEMAND in accordance with the terms of the Convertible Promissory Note dated August 1, 2007, as amended.

2.

Epsom has agreed to extend to Rival an additional loan of up to US$100,000, as required over the coming 12 months to pay ongoing debts owing to auditors, legal counsel, transfer agent, and other creditors approved in writing by Epsom. This additional loan may be advanced in stages.

3.

The loans, including principal and interest outstanding, referred to in paragraphs 1 and 2 above are herein referred to as the “Loan”.

4.

Epsom may secure the Loans at any time by registering same in a first secured position as a secured creditor of Rival and Rival hereby agrees to execute and register such documentation as may be required to give effect to this secured position of Epsom.

5.

Rival agrees that it will not issue any further capital stock (including warrants or options) or debt without the express written consent of Epsom, for such period of time as the Loans are outstanding.

This Amendment may be sign in counterpart and delivered by facsimile.

Dated July 2, 2009

Rival Technologies Inc.

Epsom Investment Services NV

Per: /s/Douglas Thomas

Per: /s/ D. Craven